UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2014

PennyMac Mortgage Investment Trust

(Exact Name of Registrant as Specified in Charter)

Maryland	001-34416	27-0186273
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

6101 Condor Drive, Moorpark, California	93021
(Address of Principal Executive Offices)	(Zip Code)

(818) 224-7442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Master Repurchase Agreement

On July 9, 2014, PennyMac Mortgage Investment Trust (the “Company”), through its wholly-owned subsidiaries, PennyMac Operating Partnership, L.P. (“POP”) and PennyMac Corp. (“PMC”), entered into a Master Repurchase Agreement with Bank of America, N.A. (“BANA”), pursuant to which POP may sell to BANA, and later repurchase, newly originated mortgage loans in an aggregate principal amount of up to $550 million, $350 million of which is committed (the “Loan Repo Facility”).  The Loan Repo Facility will be used to fund newly originated mortgage loans that have been purchased by PMC from correspondent lenders and pledged by PMC to POP pending sale and/or securitization.  The Loan Repo Facility is committed to January 30, 2015, and the obligations of POP are fully guaranteed by the Company.

The principal amount paid by BANA for each eligible mortgage loan is based upon a percentage of the lesser of the market value, unpaid principal balance, purchase price or takeout price of such mortgage loan.  Upon POP’s repurchase of a mortgage loan, it is required to repay BANA the principal amount related to such mortgage loan plus accrued interest (at a rate reflective of the current market and based on LIBOR plus a margin) to the date of such repurchase.  POP is also required to pay BANA a commitment fee for the Loan Repo Facility, as well as non-utilization fees and certain other administrative costs and expenses in connection with BANA’s structuring, management and ongoing administration of the Loan Repo Facility.

The Loan Repo Facility contains margin call provisions that provide BANA with certain rights in the event of a decline in the market value of the purchased mortgage loans.  Under these provisions, BANA may require POP to transfer cash or additional eligible mortgage loans with an aggregate market value in an amount sufficient to eliminate any margin deficit resulting from such a decline.

The Loan Repo Facility requires POP and the Company to maintain various financial and other covenants, which include maintaining (i) a minimum tangible net worth for POP of $700 million and for the Company of $860 million, (ii) a minimum of $40 million in unrestricted cash and cash equivalents at each of POP and the Company, in each case on a consolidated basis as of the end of each calendar month, (iii) a maximum ratio of total liabilities to tangible net worth of 5:1 for each of POP and the Company, and (iv) profitability of at least $1.00 at each of POP and the Company over the prior three calendar quarters.

In addition, the Loan Repo Facility contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, guarantor defaults, material adverse changes, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction.  The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding under the Loan Repo Facility and the liquidation by BANA of the mortgage loans then subject to the Loan Repo Facility.

PennyMac Loan Services, LLC, a subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI), is the Company’s loan servicer pursuant to a loan servicing agreement.

The foregoing description of the Loan Repo Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Repo Facility and the related guaranty, which have been filed with this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively.

Amendment to Master Repurchase Agreement

On July 9, 2014, the Company, through PMC, entered into an amendment to its master repurchase agreement, dated November 7, 2011, by and among BANA, PMC, the Company and POP (the “Repurchase Agreement”).

Under the terms of the Repurchase Agreement, PMC may sell to, and later repurchase from, BANA newly originated residential mortgage loans that are purchased from correspondent lenders by PMC and held for sale and/or securitization.  Pursuant to the terms of the amendment, BANA and PMC agreed that they would not enter into any new transactions and that BANA would no longer be committed to enter into any additional transactions under the Repurchase Agreement.  The purpose of the amendment was to wind down the Repurchase Agreement and transfer all financing activity thereunder from the Repurchase Agreement to the Loan Repo Facility described above.

The foregoing description of the amendment to the Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment, which has been filed with this Current Report on Form 8-K as Exhibit 10.3.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Master Repurchase Agreement, dated as of July 9, 2014, among Bank of America, N.A., PennyMac Operating Partnership, L.P. and PennyMac Mortgage Investment Trust
10.2	Guaranty, dated as of July 9, 2014, by PennyMac Mortgage Investment Trust in favor of Bank of America, N.A.
10.3	Amendment No. 6 to Master Repurchase Agreement, dated as of July 9, 2014, among Bank of America, N.A., PennyMac Corp., PennyMac Mortgage Investment Trust and PennyMac Operating Partnership, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC MORTGAGE INVESTMENT TRUST

Dated: July 14, 2014	/s/ Anne D. McCallion
Anne D. McCallion
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Master Repurchase Agreement, dated as of July 9, 2014, among Bank of America, N.A., PennyMac Operating Partnership, L.P. and PennyMac Mortgage Investment Trust
10.2	Guaranty, dated as of July 9, 2014, by PennyMac Mortgage Investment Trust in favor of Bank of America, N.A.
10.3	Amendment No. 6 to Master Repurchase Agreement, dated as of July 9, 2014, among Bank of America, N.A., PennyMac Corp., PennyMac Mortgage Investment Trust and PennyMac Operating Partnership, L.P.